Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-145918 on Form S-8 of our report dated February 19, 2008, relating to the consolidated financial statements of Republic Airways Holdings Inc. and subsidiaries and the effectiveness of Republic Airways Holdings Inc.’s internal control over financial reporting, (which report expresses an unqualified opinion and includes explanatory paragraphs referring to Notes 1 and 2 to the consolidated financial statements that (i) substantially all revenues are derived from code-share agreements with US Airways, Inc., Delta Air Lines, Inc., AMR Corp., the parent of American Airlines, Inc., United Air Lines, Inc., Continental Airlines, Inc., Frontier Airlines, Inc., (ii) on January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, using the modified prospective transition method and (iii) on January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109) appearing in this Annual Report on Form 10-K of Republic Airways Holdings Inc. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
February 19, 2008